Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 033-53399 on Form N-1A of our report dated August 21, 2026, relating to the financial statements and financial highlights of BlackRock Advantage Global Fund, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended June 30, 2026 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2026